Exhibit 99.1

M E M O R A N D U M

DATE:	January 28, 2002
TO:	Credit Committee
FROM:	Dan Smith and Tom Sitz
SUBJECT:	Credit Report - Loan Guarantee for MBC Holding Company

1.            Executive Summary

MBC Holding Company is a Minnesota “C” corporation that produces beverages.  It has proprietary labels, such as Pig’s Eye and Grain Belt Premium.  It also produces beverages on contract with other companies.  MBC Holding Company is located at 882 West Seventh Street in Saint Paul.  MBC’s current outstanding debt is as follows:

Term Loan A (Bremer)	$3,886,664
Term Loan B (Bremer)	518,924
Debt on MG-CO2	21,583
Revolving Credit Line (Bremer)	2,982,243
TOTAL	$7,409,414

MBC is requesting that the City make a general promise on a $2 million note that would be issued by February 15, 2002.  The note would used to secure a loan of $2 million for a $1.2 million to upgrade the bottling line at the brewery and for other purposes.  The note would have a maturity date of February 28, 2003 and an interest rate of no higher than six percent.   Bremer Business Finance Corporation has tentatively agreed to purchase the note if it is guaranteed by the City of Saint Paul.  The source for the City guarantee would be 2003 STAR funds.

In addition, MBC’s principal investors have agreed to loan MBC a total of $3 million immediately if MBC can obtain the aforementioned $2 million note.

II             Background

MBC Holding Company attempted a $4.5 million upgrade to their bottling line in 2001.  The upgrade went poorly.  The new line took over a month longer to install than was planned and did not work properly.  The plant also suffered five power outages during last summer.  In addition, the plant had problems with their production management and staff.  As a result of these factors, MBC’s production fell from 30,000 cases per day on their bottling line to 14,000 cases per day.

Due to this drop in production, MBC lost $1.8 million between January 1, 2001 and September 30, 2001.  They are overextended on their operating line of credit at Bremer Bank by $1.6 million.  They have $7.4 million in outstanding trade payables.

MBC has been working with Manchester Business Advisors to develop a workout plan to remain solvent for the remainder of 2002 and beyond.  For the short-term, this plan involves restructuring MBC’s outstanding trades payable, increasing production to meet new demand, and capitalizing on increased demand, primarily on a contract basis with Mark Anthony Brewing Company, which produces Mike’s Hard Lemonade.

In the long range, Manchester’s workout plan for MBC calls for the brewery to be consolidated with Gopher State Ethanol and MG-CO2 at the end of 2002.   Gopher State Ethanol produces ethanol and owns the property and plant at 882 West Seventh Street.  MG-CO2 packages and sells the carbon dioxide that is produced as a by-product of the ethanol brewing process.  MBC owns 28 percent of Gopher State Ethanol and half of MG-CO2.

According to MBC, the consolidation of the three entities cannot occur until MBC has solved its production and debt problems.  This is because Gopher State and MG-CO2 are not willing to expose all of their assets to MBC’s outstanding debt, outstanding trades payable nor risk of failing to meet production targets.

In order to accomplish Manchester’s short-term workout plan, MBC needs a total of $5.5 million.  The sources and uses of these funds are as follows:

Sources

Amount

MBC Investor Loan	$3,500,000
Bremer Loan with General Promise from City	2,000,000

TOTAL

$5,500,000

Uses

Amount

Upgrades to the can and bottling line	$1,200,000
Repay Bremer of overextended credit	1,000,000
Working capital for February (to cover lost time for production line upgrades)	1,800,000
Working capital for June (to cover materials and staff increases for peak production season)	1,500,000
TOTAL	$5,500,000

The principal on both the $2 million City guaranteed note and $3.5 million investor loan would be repaid with funds from a refinancing to be done at the time when MBC, Gopher State Ethanol and Capital City CO2 are consolidated.  Manchester’s plan calls for this to occur in December 2002 or January 2003.  Prior to that, payments would be interest only.

III.           Public Purpose

The public purpose for the City general promise is to retain approximately 180 jobs - 150 of which are high-paying industrial jobs.  The general promise amounts to an average cost of $11,111 per job retained.

IV.          Short-term workout plan

A more detailed analysis of Manchester’s projections for MBC’s short-term workout plan is attached.  This information includes projected sales, a projected profit and loss operating statement, a projected financial statement, and a projected cash flow statement.

The short-term workout plan has three main components.  Firstly, MBC must restructure existing debt and trades payable.  Secondly, MBC must increase production to meet projected demand.  Thirdly, MBC must capitalize on projected demand.

There are four primary questions in whether MBC can be successful in implementing the short-term workout plan proposed by Manchester.  All of these questions affect the risk involved in guaranteeing the loan.  They are as follows:

Will MBC be able to restructure its debt and trades payable?

Manchester’s plan to restructure MBC’s debt calls for negotiations with Bremer Business Finance Corporation.  Bremer’s credit line to MBC allows them to draw based on the value of accounts receivable, inventory and raw materials.  Based on the current value of these collateral sources, MBC would be eligible for $1.3 million in credit.  Their current outstanding credit is $2.9 million.  MBC hopes that Bremer will agree to accept $1 million in repayment and to restructure the remaining $600,000 in overextended credit.

Manchester has developed a plan to restructure MBC’s $7.4 million in outstanding trades payable through negotiations with vendors and suppliers.  This involves payments of $1,261,830 in April and restructuring the remaining $6,163,883 into long term debt.  Payments on this new long term debt would begin in May.  In order for the workout plan to proceed, the trades payable plan must be accepted by MBC’s creditors.  If the creditors do not accept the plan, MBC would be at risk of having to involuntarily declare Chapter 11 Bankruptcy.

Will MBC be able to sell 9.7 million cases of product in 2002?

Manchester’s projections are based on MBC selling a total of 9.7 million cases of product in 2002.  These projections are based on the following demand assumptions:

•

6.6 million cases of Mike’s Hard Lemonade.  MBC has a letter of interest from Mark Anthony Brewing Company to brew 6.25 million cases of Mike’s Hard Lemonade.  They have a verbal commitment for 6.6 million.  In 2001, MBC produced 3.2 million cases of Mike’s Hard Lemonade.  Mark Anthony issued a $2 million letter of credit for the 2001 bottling line upgrades.

•

750,000 cases of MBC’s proprietary labels (Pig’s Eye and Grain Belt Premium).  This represents an 11 percent decrease from 2001.  MBC’s strategy is to cut advertising costs and seek to merely maintain the market share of their proprietary beer labels.

•	2.4 million cases of other contract brewing. This amount represents the same level as 2001.

MBC’s demand projections seem reasonable and attainable.  Mark Anthony Brewing’s demand is not under contract.  However, Mark Anthony has $2 million at risk with the success of MBC.  Based on national sales of Mike’s Hard Lemonade, 6.6 million cases is realistic and attainable.  The projections on proprietary labels and other contract brewing are based on static or decreased demand and also appear to be attainable.

Will MBC be able to make 9.7 million cases of product in 2002?

In order to hit their projections, MBC will have to produce about 45,000 cases per day during their peak months in the summer.  Their current production level is 26,000 cases per day.  Last summer, with all of the production and power problems, they were making 14,000 cases per day.

MBC has hired a new production manager with decades of experience in the bottling business.  The production team has hit their production targets to this point.  Further, MBC are planning $1.2 million in upgrades to the bottling and can lines.

However, questions remain about whether MBC can reach their anticipated level of production.  45,000 cases per day is higher than they have performed in the past several years.  The problems with their last upgrade also raise questions about whether the new bottling upgrades will go as expected.  Despite new management, past staffing problems raise questions about their ability to produce as expected.

What can go wrong?

MBC’s recent history is riddled with problems.  Extended timelines and other problems on their bottling upgrade as well as power outages drastically cut their production last year.  MBC also experienced staffing problems at the brewery.  Any of these events could occur again.

MBC is subject to specific performance on noise levels and other issues as part of a public nuisance lawsuit settlement agreement with the City of Saint.  The settlement has the weight and effect of a court order. As part of this agreement, the companies agreed to meet the noise level reductions by the following dates:

L50	54-55 dBA	by January 4, 2002

L50	52-53 dBA	by February 1, 2002

L50	50 dBA
L10	55 dBA	by March 1, 2002

In accordance with this agreement, staff from the Office of Licensing, Inspections and Environmental Protection have conducted noise tests at two locations adjacent to the plant on two separate dates since the agreement.  On January 10, the highest noise level measured an L50 of 65 dBA.  On January 23, the highest noise level was an L50 of 55.5 dBA.  This exceeded its obligation under the settlement by 0.5 dBA.  Acoustical engineers for the City and plant believe that background noise may be contributing to the noise measurements at the plant.  As a result, both plants will be shut down on January 28th to measure background noise.   This will help engineers determine exactly how much noise is coming from the plant.

V.            Long term workout plan

Manchester’s long-term plan calls for the consolidation of MBC, Gopher State Ethanol and MG-CO2.  All three entities are located on the property known as the former Schmidt Brewery at 882 West Seventh Street.  This property is owned by Gopher State Ethanol.

Gopher State Ethanol reported a profit of $4,003,906 before depreciation for the period between January 1, 2001 and November 30, 2001.   The main factors in GSE’s profitability are the price of corn, ethanol’s attractiveness in international fuel markets and the Minnesota state subsidy for ethanol producers, which currently stands at 20 cents per gallon.

MG-CO2 plans to expand this year by purchasing CO2 capacity from a nearby plant.  Based on demand currently under contract, it is projecting profits of $535,000 for 2002.

VI.          City General Promise

Attached is a term sheet describing the proposed $2 million note for which the City would issue a general promise guarantee.  The note would have a maturity date of February 28, 2003 and an interest rate of no more than six percent.  In making the general promise, the City would pledge 2003 STAR funds to pay the note if it became necessary.

The City has the legal authority to make a guarantee which is a general promise to repay a private loan if the primary obligor on the note fails to make its payments.  This authority comes from Section 1.03 of the City Charter.

COLLATERAL

The general promise of the City would be collateralized by a $2 million junior mortgage on the real estate at 882 West Seventh Street.  The real estate is owned by Gopher State Ethanol The City’s mortgage position would be third behind a $12 million first mortgage with Stearns County Bank and a second mortgage of approximately $1 million with Harris Mechanical.  The real estate and buildings at 882 West Seventh Street have an estimated value of $24,600,000.  This is based on the tax value of the land ($641,000 in 2001) and the capital cost to build the ethanol plant ($24,000,000 in 1999).

REPAYMENT CAPACITY

The loan on which the City is making a general promise would be due in full on February 28, 2003.  Manchester’s workout plan calls for a consolidation of MBC, GSE and MG-CO2 prior to this time.  At the time of the consolidation, all existing debt for the three companies will be refinanced.  The proceeds of this refinancing will pay all exisiting debt, including the City guaranteed loan.  The consolidation is likely to happen only if the short-term workout plan for MBC is successful.

The general promise would be subject to the following conditions:

1)	That MBC’s creditors accept MBC’s program to restructure trades payable,

2)	That MG-CO2 settle its outstanding lawsuit with the City over odor and noise problems,

3)	That MBC be in full compliance with the terms its lawsuit settlement agreement with the City,

4)	That the general promise expire at the time of the consolidation of Gopher State Ethanol, MBC Holding Company and MG-CO2 or February 28, 2003, whichever is earlier,

5)	That the loan secured by the note for which the City will make the general promise be used to pay for capital assets,

6)	That staff pursue a loan to guarantee ratio of more than 100 percent with the final lender,

7)	That City staff pursue a residual equity note and a fee for staff time from MBC Holding Company, and

8)	That staff consult the City Attorney with regard to whether the City has any conflict of interest in making this general promise.

VII.         Recommendation

The repayment of this loan at its maturity date is dependent on the successful consolidation of MBC, GSE and MG-CO2 and accompanying refinancing of each company’s existing debts.  This consolidation and refinancing would only occur if MBC’s short-term workout plan were first successful and if conditions were right for the consolidation.  From a lending perspective, there is a high level of risk associated with this proposition.

The proposed collateral for the loan guarantee would have some value, however.  There is no appraisal available for the real estate and buildings, however the tax value of the land at 882 West Seventh Street is $641,600 and the ethanol plant, completed in 2000, cost approximately $24 million to build.  The proposed $2 million third mortgage would bring the total mortgage amount on the property to $15 million.

Based on the questionable nature of the loan’s repayment and the relative strength of the proposed collateral, staff recommends that this proposed loan guarantee, with the conditions listed in Section VI above, be given a risk rating of DOUBTFUL.